Exhibit 99.1



TO:      Members of the Board of Directors and Executive Officers

FROM:    Citizens Communications Company

DATE:    July 8, 2004

SUBJECT: Citizens 401(k) Savings Plan Blackout Period

     As a director or executive officer of Citizens Communications Company (the "Company") you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's Regulation BTR, which prohibit certain securities transactions during pension plan blackout periods. This memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Citizens 401(k) Savings Plan (the "Plan"). As a result of this change, there will be a blackout period in which Plan participants temporarily will be unable to engage in transactions involving the Company's common stock, $0.25 par value per share (the "Common Stock"), or associated derivative securities held in their individual accounts. During the blackout period, Plan participants will not be able to exercise any rights otherwise available under the Plan, which rights include: (1) directing or diversifying assets held in their Plan accounts, (2) obtaining a loan under the Plan, or (3) obtaining a distribution from the Plan. The blackout period is expected to begin on July 23, 2004, and is expected to end on August 4, 2004.

     DURING THE BLACKOUT PERIOD, YOU MAY NOT, DIRECTLY OR INDIRECTLY, PURCHASE, SELL, OR OTHERWISE ACQUIRE OR TRANSFER ANY SHARES OF COMMON STOCK OR ASSOCIATED DERIVATIVE SECURITIES, INCLUDING STOCK OPTIONS, IF THOSE SECURITIES WERE ACQUIRED IN CONNECTION WITH YOUR SERVICE OR EMPLOYMENT AS A DIRECTOR OR EXECUTIVE OFFICER.1 THIS PROHIBITION APPLIES TO ANY DIRECT OR INDIRECT PECUNIARY INTEREST YOU MAY HAVE IN SUCH SECURITIES, SUCH AS THE COMMON STOCK HELD BY IMMEDIATE FAMILY MEMBERS LIVING WITH YOU, IN TRUST, OR BY CONTROLLED PARTNERSHIPS OR CORPORATIONS. THIS PROHIBITION ALSO APPLIES WITHOUT REGARD TO WHETHER YOU PARTICIPATE IN THE PLAN OR YOUR TRANSACTIONS ARE INSIDE THE PLAN.

     Upon termination of the blackout period, you will be permitted to resume transactions in such securities subject to the Company's insider trading policy ("the Policy"). Please be advised that you are still subject to regular blackout periods as imposed under the Policy in correlation with earnings releases, as well as "special" blackout periods imposed periodically, as appropriate.

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     (1) There are limited exceptions to the prohibition,  including:  bona fide gift transactions and purchases and sales under qualified Rule 10b5-1 trading plans. IT IS STRONGLY RECOMMENDED THAT YOU CONSULT WITH RUSS MITTEN PRIOR TO ENTERING INTO A TRANSACTION BASED ON ANY EXCEPTION.


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     If you have questions regarding this notice or the blackout period,  please contact Russ Mitten at (203) 614-5047 or in writing at Citizens Communications Company, Attention: Russ Mitten, 3 High Ridge Park, Stamford, CT 06905.


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